Exhibit 10.3

July 30, 2015

Robert Sand, CEO

FBEC Worldwide, Inc.

1621 Central Avenue

Cheyenne, WY 82001

Re: Letter of Resignation of Darren Hamans

Dear Robert,

I am tendering my immediate resignation as an Employee and Director of FBEC Worldwide, Inc. as of July 30, 2015.

My decision was based upon how I could better serve the company as an outside contractor. I look forward to our continued relationship in the future.

Sincerely,

Darren Hamans